Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Energy Future Holdings Reports Third Quarter 2013 Results

DALLAS – November 5, 2013 – Energy Future Holdings Corp. (EFH) today reported consolidated financial results for the third quarter ended September 30, 2013. The third quarter results were reported in EFH’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) this morning.

“Our nuclear and coal-fueled generation units delivered safe, strong and efficient operational performance in the third quarter. Also, our focus on customer care and product innovation continues to improve customer retention rates for our retail business,” said John Young, President and Chief Executive Officer of EFH.

Third Quarter GAAP Results

For the third quarter 2013, EFH reported consolidated net income (in accordance with GAAP) of $5 million compared with a reported consolidated net loss of $407 million for the third quarter 2012. Third quarter 2013 net income included $269 million (after tax) in unrealized mark-to-market net gains on interest rate swaps that hedge our variable-rate interest expense, $105 million (after tax) in unrealized commodity-related mark-to-market net losses largely related to positions in our natural gas hedging program, a $38 million favorable income tax adjustment in the competitive business related to the resolution of certain Internal Revenue Service (IRS) audit matters, and $19 million (after tax) of asset impairments.

In comparison, the third quarter 2012 reported consolidated net loss (in accordance with GAAP) included (all after tax) $339 million in unrealized commodity-related mark-to-market net losses largely related to positions in our natural gas hedging program, $20 million in asset impairments, and $14 million in unrealized mark-to-market net losses on interest rate swaps.

Third Quarter Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for the third quarter 2013 totaled a net loss of $178 million compared with a net loss of $34 million for the third quarter 2012. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for the third quarter 2013 and 2012, see Tables A1 and A2.

Third quarter 2013 adjusted (non-GAAP) operating results from the competitive business declined $149 million (after tax) compared with third quarter 2012. The decrease reflected (all after tax) a $106 million decrease in contribution margin, driven by lower realized net gains from our natural gas hedging program due to lower volumes and prices. Other factors contributing to the lower operating results included $23 million in lower income tax benefit driven by a lower lignite depletion deduction, $19 million in higher professional service fees related to the company’s liability management program, and $16 million in higher net interest expense reflecting higher average borrowings. These factors were partially offset by $8 million in lower nuclear generation maintenance costs reflecting the fall 2012 planned refueling outage as compared to a spring outage in 2013, and a net $7 million of other less significant items.

Third quarter 2013 adjusted (non-GAAP) operating results related to the regulated business increased $5 million (after tax) compared with third quarter 2012. The results reflected (all after tax) $21 million in higher revenues driven by transmission cost recovery, partially offset by $12 million in higher third party transmission fees, $3 million in higher depreciation and amortization driven by increased infrastructure investment, and a net $1 million of other less significant items.

Year-To-Date GAAP Results

For the nine months ended (year-to-date) September 30, 2013, EFH reported a consolidated net loss (in accordance with GAAP) of $635 million compared with a reported consolidated net loss of $1.4 billion for year-to-date 2012.

The year-to-date 2013 consolidated reported net loss included $587 million (after tax) in unrealized mark-to-market net gains on interest rate swaps, $446 million (after tax) in unrealized commodity-related mark-to-market net losses largely related to positions in our natural gas hedging program, $316 million in favorable income tax adjustments, including $11 million in the regulated business, related to the resolution of certain IRS audit matters, and $19 million (after tax) of asset impairments.

The year-to-date 2012 reported consolidated net loss included (all after tax) $831 million in unrealized commodity-related mark-to-market net losses, $20 million in asset impairments, and $8 million in unrealized mark-to-market net losses on interest rate swaps.

Year-To-Date Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for year-to-date 2013 totaled a net loss of $1.07 billion compared with a net loss of $549 million for year-to-date 2012. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for year-to-date 2013 and 2012, see Tables A3 and A4.

Year-to-date 2013 adjusted (non-GAAP) operating results from the competitive business declined $519 million (after tax) compared with year-to-date 2012. The decrease reflected (all after tax) a $389 million decrease in contribution margin reflecting lower realized net gains from our natural gas hedging program due to lower hedge volumes and prices; and lower year-to-date nuclear generation as a result of the spring 2013 refueling outage as compared to a fall refueling outage in 2012. These decreases were partially offset by higher generation at our lignite/coal-fueled generation plants reflecting fewer unplanned outage days, and lower amortization of intangibles arising from purchase accounting. Other factors contributing to the lower operating results were $55 million in higher net interest expense reflecting higher average borrowings, $43 million in higher professional services fees related to the company’s liability management program, $39 million in higher operating costs driven by higher maintenance expense associated with timing of outages at our nuclear-fueled generation plant and scope of outages at our lignite/coal-fueled generation plants, and $10 million in higher depreciation reflecting the retirement of coal plant assets and capital investment. These factors were partially offset by $15 million in lower employee-related compensation expenses reflecting lower benefit costs and incentive compensation, and a net $2 million of other less significant items.

Year-to-date 2013 adjusted (non-GAAP) operating results related to the regulated business were $5 million lower compared with year-to-date 2012. The results reflected (all after tax) $20 million in higher third party transmission fees, $16 million in higher depreciation and amortization reflecting increased infrastructure investment, $11 million in lower interest income driven by the 2012 settlement of an interest reimbursement agreement, $4 million in higher operation and maintenance expense driven by labor and benefit costs, and a net $8 million of higher other costs. These decreases were partially offset by $54 million in higher revenues driven by transmission cost recovery.

Natural Gas Hedging Program

Our natural gas hedging program is designed to reduce exposure to changes in future wholesale electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFH have entered into market transactions involving natural gas-related financial instruments. At September 30, 2013, these subsidiaries have effectively sold forward approximately 210 million MMBtu of natural gas (equivalent to the natural gas exposure of approximately 25,000 GWh at an assumed 8.5 market heat rate) at weighted average annual hedge prices ranging from $6.89 per MMBtu to $7.80 per MMBtu. Taking into consideration forward retail and wholesale power sales and the positions in the natural gas hedging program, we have effectively hedged an estimated 96% and 78% of the price exposure, on a natural gas equivalent basis, related to our expected generation output for 2013 and 2014, respectively (assuming an 8.5 market heat rate). These estimates reflect the currently governing Clean Air Interstate Rule (CAIR) regulations.

The effects of changes in forward natural gas prices on the values of positions in the natural gas program are reflected in net income (GAAP) as discussed above. Reported realized net gains (pretax) associated with this program totaled $276 million for the third quarter 2013 compared to $440 million for the third quarter 2012. Reported unrealized mark-to-market net losses (pretax) associated with the hedging program totaled $258 million in the third quarter 2013, reflecting reversals of previously recorded unrealized gains on settled positions. The cumulative unrealized mark-to-market net gain (pretax) related to positions in the natural gas hedging program totaled $845 million and $1,584 million at September 30, 2013 and December 31, 2012, respectively, with the decline primarily due to the settlement of maturing positions.

Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market gains or losses and the actual gains or losses that will ultimately be realized upon settlement of the hedge positions in the future. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will, in this context, be viewed as having resulted in an opportunity cost.

Additional Information

Additional information is available in the EFH Form 10-Q on the EFH website at www.energyfutureholdings.com.

Investor Call

EFH will host a conference call to discuss its third quarter 2013 results with its investors on Tuesday, November 5, 2013 at 10 a.m. Central (11 a.m. Eastern). The telephone number to participate in the conference call is 888-825-4458 in the United States and Canada and 973-638-3323 internationally, with conference code 74490764. The teleconference will be webcast live in the investor relations section on EFH’s website. An audio replay of this conference will be available until November 19, 2013, via the following telephone numbers: 855-859-2056 in the United States and 404-537-3406 internationally.

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About Energy Future Holdings

EFH is a Dallas-based holding company engaged in competitive and regulated energy market activities, primarily in Texas. Its portfolio of competitive businesses consists primarily of Luminant, which is engaged largely in power generation and related mining activities, wholesale power marketing and energy trading, and TXU Energy, a retail electricity provider with more than 1.7 million customers in

Texas. Luminant has approximately 15,400 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. Luminant is also one of the largest purchasers of wind-generated electricity in Texas and the United States. EFH’s regulated operations consist of Oncor, which operates the largest electricity distribution and transmission system in Texas with more than 3.2 million delivery points and 119,000 miles of distribution and transmission lines. While EFH indirectly owns approximately 80 percent of Oncor, the management of Oncor reports to a separate board with a majority of directors that are independent from EFH.

Forward-Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. A discussion of the risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the SEC. In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding the company’s natural gas hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not generally moving with natural gas prices; any decrease in market heat rates as the program generally does not mitigate exposure to changes in market heat rates; the unwillingness or failure of any hedge counterparty to perform their respective obligations; or any other event that results in the inability to continue to use a first lien on Texas Competitive Electric Holdings Company LLC’s assets to secure a substantial portion of the hedges under the program.

-END-

Investor Relations:	Corporate Communications:
Molly Sorg 214.812.8868	Allan Koenig 214.812.8080

Tables

Table A1: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

Third Quarter 2013; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	1,893		1,893
Fuel, purchased power costs and delivery fees	(852)	(7)[a]	(859)
Net gain from commodity hedging and trading activities	58	170 [a]	228
Operating costs	(189)		(189)
Depreciation and amortization	(335)		(335)
Selling, general and administrative expenses	(202)		(202)
Franchise and revenue-based taxes	(18)		(18)
Other income	5		5
Other deductions	(36)	30 [b]	(6)
Interest expense and related charges	(533)	(414)[c]	(947)

Loss before income taxes and equity in earnings	(209)	(221)	(430)
Income tax benefit	100	38 [d]	138
Equity in earnings of unconsolidated subsidiaries (net of tax)	114		114

Net income (loss) / adjusted (non-GAAP) operating income (loss)	5	(183)	(178)

[a]	These adjustments total $163 million and represent unrealized mark-to-market net losses on commodity positions, including $258 million in net losses related to the natural gas hedging program and $95 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.
[b]	Represents asset impairments. Includes impairment on remaining equipment from a cancelled generation development program totaling $27 million.
[c]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[d]	Represents effect of favorable resolution of certain income tax positions for the competitive business.

Table A2: Consolidated: Reconciliation of GAAP Results to Adjusted (non-GAAP) Operating Results

Third Quarter 2012; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	1,752	(4)[a]		1,748
Fuel, purchased power costs and delivery fees	(850)	(11)[a]		(861)
Net gain (loss) from commodity hedging and trading activities	(3)	541	[a]	538
Operating costs	(201)	—		(201)
Depreciation and amortization	(335)	—		(335)
Selling, general and administrative expenses	(177)	—		(177)
Franchise and revenue-based taxes	(19)	—		(19)
Other income	6	—		6
Other deductions	(42)	31	[b]	(11)
Interest income	1	—		1
Interest expense and related charges	(944)	21	[c]	(923)

Loss before income taxes and equity in earnings	(812)	578		(234)
Income tax benefit	296	(205)[d]		91
Equity in earnings of unconsolidated subsidiaries (net of tax)	109	—		109

Net loss / adjusted (non-GAAP) operating loss	(407)	373		(34)

[a]	These adjustments total $526 million and represent unrealized mark-to-market net losses on commodity positions, including $539 million in net losses related to the natural gas hedging program and $13 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.
[b]	Represents asset impairment charges on mineral interests and computer software.
[c]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[d]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table A3: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

Year-To-Date 2013; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	4,572	1 [a]	4,573
Fuel, purchased power costs and delivery fees	(2,175)	(18)[a]	(2,193)
Net gain from commodity hedging and trading activities	29	710 [a]	739
Operating costs	(685)		(685)
Depreciation and amortization	(1,030)		(1,030)
Selling, general and administrative expenses	(540)		(540)
Franchise and revenue-based taxes	(51)		(51)
Other income	19		19
Other deductions	(40)	30 [b]	(10)
Interest income	1		1
Interest expense and related charges	(1,915)	(903)[c]	(2,818)

Loss before income taxes and equity in earnings	(1,815)	(180)	(1,995)
Income tax benefit	925	(247)[d]	678
Equity in earnings of unconsolidated subsidiaries (net of tax)	255	(11)[e]	244

Net loss / adjusted (non-GAAP) operating loss	(635)	(438)	(1,073)

[a]	These adjustments total $693 million and represent unrealized mark-to-market net losses on commodity positions, including $739 million in net losses related to the natural gas hedging program and $46 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.
[b]	Represents asset impairments. Includes impairment on remaining equipment from a cancelled generation development program totaling $27 million.
[c]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[d]	Represents statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate. Includes the effect of favorable resolution of certain income tax positions for the competitive business totaling $305 million.
[e]	Represents effect of favorable resolution of certain income tax positions for the regulated business.

Table A4: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

Year-To-Date 2012; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	4,358	—		4,358
Fuel, purchased power costs and delivery fees	(2,153)	(34)[a]		(2,187)
Net gain from commodity hedging and trading activities	229	1,324	[a]	1,553
Operating costs	(636)	—		(636)
Depreciation and amortization	(1,015)	—		(1,015)
Selling, general and administrative expenses	(491)	—		(491)
Franchise and revenue-based taxes	(55)	—		(55)
Other income	25	—		25
Other deductions	(54)	31	[b]	(23)
Interest income	2	—		2
Interest expense and related charges	(2,746)	12	[c]	(2,734)

Loss before income taxes and equity in earnings	(2,536)	1,333		(1,203)
Income tax benefit	879	(474)[d]		405
Equity in earnings of unconsolidated subsidiaries (net of tax)	249	—		249

Net loss/adjusted (non-GAAP) operating loss	(1,408)	859		(549)

[a]	These adjustments total $1,290 million and represent unrealized mark-to-market net losses on commodity positions, including $1,244 million in net losses related to the natural gas hedging program and $46 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.
[b]	Represents asset impairment charges on mineral interests and computer software.
[c]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[d]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table B: Financial definitions

Term	Definition
Adjusted (non-GAAP) Operating Results	Net income (loss) adjusted for items representing income or losses that are not reflective of underlying operating results. These items include unrealized mark-to-market gains and losses, noncash impairment charges and other charges, credits or gains that are unusual or nonrecurring. EFH uses adjusted (non-GAAP) operating results as a measure of performance and believes that analysis of its business by external users is enhanced by visibility to both net income (loss) prepared in accordance with GAAP and adjusted (non-GAAP) operating earnings (losses).
Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude interest income, unusual items, results of discontinued operations and other adjustments. Adjusted EBITDA is not intended to be an alternative to GAAP results as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for EFH’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See EFH’s filings with the SEC for a detailed reconciliation of EFH’s net income prepared in accordance with GAAP to Adjusted EBITDA.
Competitive Business Results	Refers to the combined results of the Competitive Electric segment and Corporate & Other. Competitive Electric segment refers to the EFH business segment that consists principally of TCEH.
Contribution Margin (non-GAAP)	Operating revenues less fuel, purchased power costs, and delivery fees, plus or minus net gain (loss) from commodity hedging and trading activities, which on an adjusted (non-GAAP) basis, exclude unrealized gains and losses.
EBITDA (non-GAAP)	Net income (loss) before interest expense and related charges, income tax expense (benefit) and depreciation and amortization.
GAAP	Generally accepted accounting principles.
Purchase Accounting	The purchase method of accounting for a business combination as prescribed by GAAP, whereby the purchase price of a business combination is allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill. Depreciation and amortization due to purchase accounting represents the net increase in such noncash expenses due to recording the fair market values of property, plant and equipment, debt and other assets and liabilities, including intangible assets such as emission allowances, customer relationships and sales and purchase contracts with pricing favorable to market prices at the date of the Merger. Amortization is reflected in revenues, fuel, purchased power costs and delivery fees, depreciation and amortization and interest expense in the income statement.
Regulated Business Results	Refers to the results of the Regulated Delivery segment, which consists largely of EFH’s investment in Oncor.